UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2016 (August 6, 2016)

VITAXEL GROUP LIMITED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-201365	30-0803939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wisma Ho Wah Genting, No. 35 Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	603.2143.2889

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 6, 2016, Vitaxel Group Limited (the “Company”) entered into a License Agreement (the “Agreement”) with Vitaxel Private Limited, a limited liability entity and incorporated in Taiwan (“Licensee”).

Pursuant to the Agreement, the Company granted Licensee an exclusive, non-transferable, revocable license to use the Company’s trademarks, brands, logos or service marks to market and operate the Company’s business and commercialize the Company’s online shopping and service platforms, including but not limited to the Company’s online shopping mall known as “Vionmall”, in Taiwan (the “License”). The term of the Agreement is three (3) years with a possibility of renewal for another three (3) years. The Company and or its subsidiaries will have the right of first refusal to acquire the Licensee if shareholders of Licensee decided to dispose its assets or company.

Licensee is in charge of all initial costs of setting up the Company’s business in Taiwan. Licensee shall pay the Company a revenue share of 70% of the net profits for every three (3) month period (“Royalties”). Each Royalty payment is due on the tenth day of every fourth months and shall be paid in US Dollars and accompanied by a report of calculation of the net profits.

The Company does not have any material relationship with Licensee other than the Agreement.

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description

10.1	License Agreement by and between Vitaxel Group Limited and Vitaxel Private Limited dated August 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2016	VITAXEL GROUP LIMITED

	By:	/s/ Lee Wei Boon
	Name:	Lee Wei Boon
	Title:	Chief Financial Officer